Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement, effective as of February 2, 2004, between Curis, Inc., having a place of business at 61 Moulton Street, Cambridge, MA 02138 (“Curis”), and Joseph M. Davie, Ph.D., M.D. (“Consultant”).

WHEREAS, Curis desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide consulting services to Curis as provided in this Agreement;

NOW, THEREFORE, in consideration of the promises set forth in the Agreement, Curis and Consultant hereby agree as follows:

1. Term. The term of this Agreement shall be for a period of one year from the effective date or until earlier terminated by either party. Either party may terminate the Agreement by providing thirty (30) days prior written notice to the other party.

2. Consulting duties.

(a)	During the term, Consultant shall provide Curis or to Curis’ designee, in accordance with the specifications outlined in the attached Project Exhibit A, and any other Project Exhibits which may be attached hereto from time to time, as agreed to in writing by both parties, such consulting services at such times and places as Curis may from time to time request. Curis shall give Consultant reasonable advance notice of any service required.

(b)	All work to be performed by Consultant for Curis shall be under the general supervision of Curis’ Chief Executive Officer or his designee.

(c)	Consultant shall devote his best efforts and ability to the performance of the duties attaching to this obligation, devoting an amount of time as mutually agreed. All work performed by Consultant for Curis shall be at times reasonably convenient to him/her. Consultant agrees to furnish Curis with written reports with respect to such consulting services if and when requested by Curis.

3. Compensation. In consideration for the services rendered by Consultant to Curis during the Term, Curis shall pay Consultant compensation in the amount of Two Thousand dollars ($2000.00) per day for each day of consulting work, or Two Hundred and Fifty dollars ($250.00) per hour for portions thereof of consulting work performed on behalf of Curis, not to exceed $50,000 dollars for the term of this Agreement. Payment of such amounts will be made upon Curis’ approval of a detailed invoice from Consultant. Curis shall reimburse Consultant for reasonable out-of-pocket expenses incurred in the performance of his duties hereunder as requested by Curis upon presentation of reasonably detailed receipts.

4. Status. Consultant’s relation to Curis shall be that of an independent contractor and neither this Agreement nor the services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. Consultant shall not be deemed an agent for any purpose and shall have no authority to bind Curis.

5. Inventions, Proprietary Rights and Disclosures.

(a)	Consultant agrees to disclose promptly to Curis all inventions, discoveries, designs, improvements and all other intellectual property rights (collectively referred to as “Inventions”) made or perfected in the performance of, or arising out of, the work to be performed by Consultant for Curis, and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by Curis), properly corroborated, to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of Curis at all times. All such Inventions and patents therefor shall be the exclusive property of Curis. Consultant hereby undertakes and agrees to execute such assignments and other papers which, in the opinion of Curis, are necessary at any time to permit the filing and prosecution of copyrights, applications for copyrights, applications for patents covering the Inventions or are otherwise required for compliance with the provisions of this paragraph.

(b)	Consultant agrees that the services furnished pursuant to the work to be performed hereunder, the data and Inventions generated by the said work and any and all information, data, specifications, techniques, formulae and processes disclosed by Curis in connection therewith (collectively referred to as “Confidential Information”) are the property of Curis and are confidential and proprietary to Curis. Consultant agrees that he/she shall not use Confidential Information for any purpose other than as advised or directed by Curis regardless of whether such Confidential Information has been furnished or made available to Consultant by Curis or is original with Consultant. Without Curis’ express written consent first obtained, Consultant agrees that he/she shall not disclose or make available any Confidential Information to any third party regardless of whether such Confidential Information has been furnished or made available to Consultant by Curis or is original with Consultant. Consultant shall not discuss the nature of his activities in connection with Curis with anyone except authorized representatives of Curis. At Curis’ request, Consultant shall provide Curis with all Confidential Information furnished to Consultant by Curis or original with Consultant in connection with his services furnished hereunder which has been reduced to writing and retain no copies thereof. Consultant understands that in receiving Confidential Information, he/she receives no right to a license, implied or otherwise, under any patent or other rights now or hereafter owned or controlled by Curis.

(c)	The foregoing obligations of confidentiality and non-use shall not apply to:

(1) information which at the time of disclosure by Curis hereunder to Consultant or at the time of generation by Consultant is in the public domain;

(2) information which after disclosure by Curis to Consultant or generation by Consultant is published or otherwise becomes part of the public domain through no fault of Consultant, but only after it is so published or so becomes part of the public domain;

(3) information received by Consultant from a third party who is legally in possession of the same and not under an obligation of confidentiality with respect thereto; or

(4) information which was already in Consultant’s possession at the time of receipt from Curis, as evidenced by written records;

however, Confidential Information shall not be deemed within the foregoing exceptions if

(i)	specific information is merely embraced by more general information in the public domain or Consultant’s possession, or
(ii)	it constitutes a combination which can be reconstructed from multiple sources in the public domain or Consultant’s possession, none of which shows the whole combination of the Confidential Information.

(d)	Consultant warrants and represents that no trade secrets or other confidential information of any other person, firm, corporation, institution or other entity will be wrongfully disclosed by him/her to Curis in connection with any of the services called for hereunder. Consultant further warrants and represents that none of the provisions of this Agreement, nor the services which will be performed by Consultant pursuant to the work to be performed hereunder, contravenes or is in conflict with any agreement of Consultant with, or obligation to, any other person, firm, corporation, institution or other entity including, without limiting the generality of the foregoing, employment agreements, consulting agreements, disclosure agreements or agreements for assignment of inventions. Consultant agrees that his services to other enterprises may result in a conflict of interest with his obligations to Curis under this Agreement, and agrees to inform Curis of his services to other enterprises and, in the case of conflict of interest, to immediately inform Curis and resolve the conflict in a mutually satisfactory manner.

6. Survival of Provisions. The provisions of paragraph 5 hereof shall survive the termination or expiration of this Agreement.

7. Assignability and Binding Effect. Neither this Agreement nor any interest shall be assignable by either party unless such assignment is mutually agreed to in writing by the parties hereto; provided, however, that Curis may assign this Agreement to any corporation with which Curis may merge or consolidate or to which Curis may assign substantially all of its assets or that portion of its business to which this Agreement pertains without obtaining the agreement of Consultant.

8. Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

9. Notices. Any notices or other communications hereunder by either party shall be in writing and shall be deemed to have been duly given if delivered personally to the other party or sent by registered or certified mail, return receipt requested, to the other party at the following addresses:

If to Curis:

Curis, Inc.

61 Moulton Street

Cambridge, MA 02138

Attention: Legal Department

If to Consultant:

Dr. Joseph M. Davie

[Home address]

[Home address]

Phone:

Email:

or at such other address as such other party may designate in conformity with the foregoing.

10. Entire Agreement; Modification. This document sets forth the entire Agreement between the parties hereto with respect to the subject matter hereof. This Agreement shall not be changed or modified in any manner except by an instrument signed by the duly authorized officers of each of the parties hereto, which document shall make specific reference to this Agreement and shall express the plan or intention to modify same.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed under seal by both parties and deemed to be governed by the laws of the Commonwealth of Massachusetts, exclusive of its conflicts of law principles.

CURIS, INC. By: /s/ Mike Gray Name: Mike Gray Title: CFO	CONSULTANT: By: /s/ Joseph Davie Name: JosephDavie SS#: [Insert #]

Exhibit A

During the term of this agreement, Dr. Davie shall provide to Curis or to Curis’ designee consulting services in the areas of business development and drug development at such times and places as Curis may from time to time request. These services may include, but are not limited to the evaluation of IND packages, clinical documents, manufacturing protocols, and intellectual property summaries for potential inlicensing opportunities that Curis is considering. Curis shall give Dr. Davie reasonable advance notice of any service required. Dr. Davie agrees to furnish Curis with written reports with respect to such consulting services if and when requested by Curis.